CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated May 5, 2008 on the financial statements and financial highlights included in the Annual Report to Shareholders for the fiscal year ended February 29, 2008 of Greenwich Advisors Trust, in Post-Effective Amendment Number 2 to the Registration Statement (Form N-1A, No. 333-139633).

/s/ Ernst & Young LLP

Columbus, Ohio

June 30, 2008